Exhibit 99.1

HCP ANNOUNCES REVAMPED SUNRISE RELATIONSHIP

LONG BEACH, CA — August 31, 2010 — HCP (NYSE:HCP) announced that it entered into agreements with Sunrise Senior Living, Inc. (NYSE:SRZ) and its subsidiaries (“Sunrise”) that allow HCP to terminate management contracts on 27 of the 75 senior housing communities owned by HCP and managed by Sunrise. In exchange, HCP agreed to pay Sunrise $50 million, $40 million of which will be paid immediately and the remaining balance to be paid within the next twelve months.  In addition, Sunrise agreed to limit certain fees and charges associated with the remaining management contracts. As part of this arrangement, HCP and Sunrise agreed to dismiss all litigation proceedings between them.

HCP will enter into new arrangements for the 27 communities that are anticipated to reflect improved operating margins of the communities in a manner similar to HCP’s successful transition of 30 former Sunrise communities to new operators, including 4 formerly Sunrise-managed communities acquired by HCP in June 2010. HCP expects to transition the management contracts for the 27 communities upon finalizing terms with certain replacement operators through the remainder of 2010, subject to customary conditions.

HCP intends to capitalize the $50 million of aggregate payments it will make to Sunrise as deferred leasing costs, which will be amortized over the lives of the future leases with replacement operators.

The following schedule identifies the operational characteristics of the 75 communities currently owned by HCP and managed by Sunrise (“Existing”), with additional columns further segmenting those characteristics between the communities planned to be transitioned to new operators (“Transitioned”) and the communities that will continue to be operated by Sunrise (“Remaining”):

	HCP Owned Sunrise Communities (1)
	Existing		Transitioned		Remaining

Property Count	75		27		48

Annualized Revenue (2)	12%		3%		9%

NOI Margin	25.2%		18.7%		28.8%

EBITDAR CFC	1.17	x	1.10	x	1.19	x

Occupancy	85.8%		81.4%		88.3%

Mansion Communities	21		—		21

CCRC Communities	2		—		2

Managed Units (#)(3)	7,753		3,239		4,514

Managed SNF Units (#)(3)	626		450		176

Managed SNF Units (%)(3)	8.1%		13.9%		3.9%

(1)         Except for “Annualized Revenue,” all facility financial performance, occupancy and capacity data were derived solely from information provided by Sunrise without independent verification by HCP.  Such financial performance data is based on 12-month trailing information as of March 31, 2010.

(2)         “Annualized Revenue” is based on HCP revenues for the six months ended June 30, 2010.

(3)         “Managed Units” excludes units in two CCRC Communities that are leased directly by HCP to Sunrise.

“We are pleased that we have restructured our relationship with Sunrise in a manner that will benefit both parties,” said HCP Chairman and Chief Executive Officer, Jay Flaherty. “This transaction highlights the most recent example of HCP’s active approach to asset management as we continue to find ways in this economic environment to unlock additional value in our portfolio.  Arrangements with replacement operators are at an advanced stage and we anticipate achieving a substantial return on our $50 million investment and attractive accretion to our 2011 and 2012 earnings profile.”

Mr. Flaherty continued, “The remaining 48 communities represent the portion of HCP’s current Sunrise-operated portfolio that is best suited to Sunrise’s core operating focus.”

ABOUT HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of June 30, 2010, the Company’s portfolio of investments, including properties owned by its Investment Management Platform, consisted of: (i) interests in 677 facilities among the following segments: 258 senior housing, 100 life science, 250 medical office, 21 hospital and 48 skilled nursing; and (ii) $1.9 billion of mezzanine and other secured loans. For more information, visit the Company’s website at www.hcpi.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions, the amount of impairment charges and transaction-related costs associated with the lease and management contract terminations being greater than expected, the ability of our tenants, Sunrise or the Company to receive regulatory approvals and/or third party consents required in connection with the contemplated transitions, our ability to find suitable replacement tenants for the applicable properties on economically acceptable terms, the ability of such replacement tenants to meet expectations for improved financial results, the disruption to our operations being more severe than currently expected, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. While the Company anticipates that subsequent events and developments may cause its views to change, it specifically disclaims any obligation to update these statements. These statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

CONTACT

HCP

Thomas M. Herzog

Executive Vice President and Chief Financial Officer

562-733-5309